UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2006

MAGNACHIP SEMICONDUCTOR LLC

(Exact name of Registrant as specified in its charter)

Delaware	333-126019-09	83-0406195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o MagnaChip Semiconductor S.A., 74, rue de Merl, B.P. 709, L-2017 Luxembourg, Grand Duchy of Luxembourg	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (352) 45-62-62

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective November 1, 2006, Margaret Sakai was appointed as Senior Vice President and Corporate Controller of the Company. Ms. Sakai is 49 years old. Prior to her employment with us, she had served as Chief Financial Officer of Asia Finance, Vice President, of Photronics, Inc. since November 2003. From June 1999 to October 2003, Ms. Sakai was Executive Vice President and Chief Financial Officer of PKL Corporation. Ms. Sakai holds a bachelor’s degree in accounting from Babson College.

Ms. Sakai has an initial base salary of $250,000 per year and with a target annual incentive bonus opportunity of 50% of her base salary. Ms. Sakai is entitled to customary employee benefits and expatriate benefits, including school tuition for her children, tax equalization payments, use of a company car and driver, and housing accommodations. Ms. Sakai received options to purchase 75,000 common units of MagnaChip at a price of $3.00 per unit. Twenty-five percent of Ms. Sakai’s options vest on the first anniversary of her service date and an additional 6.25% of the options vest at the end of each three-month period thereafter. Ms. Sakai’s employment arrangements are at-will with no fixed term. If Ms. Sakai’s employment is terminated without cause, Ms. Sakai is entitled to receive her base salary for six months, the payment of a prorated portion of the annual incentive bonus for the year in which the termination occurs, and continued participation in our benefit plans for six months.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNACHIP SEMICONDUCTOR LLC

Dated: November 3, 2006	By:	/s/ Sang Park
Sang Park Chief Executive Officer and President